Exhibit (a)(2)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST
OF
HAMILTON LANE PRIVATE VENTURE FUND

This Certificate of Amendment of Hamilton Lane Private Venture Fund (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

1.	Name. The name of the trust formed hereby is Hamilton Lane Private Venture Fund.

2.	Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Hamilton Lane Venture Capital and Growth Fund.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

/s/ Keith Kleinman
Name: Keith Kleinman
Title: Trustee